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                                                                   EXHIBIT 99.18

                                PROMISSORY NOTE

$887,000                         March 3, 2001                     Austin, Texas

          FOR VALUE RECEIVED, the undersigned, Kent A. Savage and Savage Interests, L.P. (collectively, "Maker"), hereby unconditionally promises to pay to the order of John F. McHale ("Payee"), the principal sum of $887,000, in lawful money of the United States of America, together with interest on the unpaid principal balance from day-to-day remaining, computed from the date hereof, until maturity on September 15, 2001, at the rate of 7.0% per annum.

          1.  Payment.  The entire unpaid balance of principal and accrued
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interest upon this Note shall be due and payable on September 15, 2001.  Payment by Maker of the principal amount of this Note is subject to offset at maturity against payment by Payee of the purchase price for shares of the common stock, $.01 par value, of Netpliance, Inc. pursuant to that certain Stock Purchase Agreement of even date herewith, by and between Maker and Payee. Payments made to Payee by Maker hereunder will be applied first to accrued interest and then to principal.

          2.  Prepayment.  Maker may prepay this Note, without penalty, in whole
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but not in part, at any time by giving Payee irrevocable, written notice of such prepayment at least two days prior to the date of prepayment. Maker may prepay this Note in part only with the prior written consent of Payee.

          3.  Security Interest.  This Note is secured by a security interest
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evidenced by that certain Pledge Agreement (the "Pledge Agreement"), of even date herewith, by and between Maker and Payee. Notwithstanding anything to the contrary contained in this Note, but without in any manner affecting the validity of this Note or the lien or security interest of the Pledge Agreement, in the event of a default or an Event of Default under this Note or under the terms of the Pledge Agreement, or upon the maturity of this Note, whether by demand, acceleration, the passage of time, or otherwise, the recourse of Payee shall be by the exercise of the power of sale granted by the Pledge Agreement, or other remedies set forth in the Pledge Agreement; and there shall be no personal liability of the Maker for the payment of principal or interest or other amounts that may become due and payable under the terms of the Note. Except as otherwise provided in the immediately preceding sentence allowing for the exercise of remedies under the Pledge Agreement, the Payee shall look solely to the security of the property covered by the Pledge Agreement; and no deficiency judgment for amounts unsatisfied after the application of such security and the proceeds thereof shall ever be instituted, sought, taken, or obtained against the Maker for any amounts that become due and owing.

          4.  Waivers.  Maker waives demand for payment, presentment, protest,
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notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof or any other indulgences and hereby consents to any and all renewals, extensions, indulgences, releases or changes.

          No waiver by Payee of any of its rights or remedies hereunder shall be considered a waiver of any other or subsequent right or remedy of Payee; no delay or omission in the exercise
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or enforcement by Payee of any such rights or remedies shall be construed as a waiver thereof; and no exercise or enforcement of any such rights or remedies shall be held to exhaust any such right or remedy.

     5.  Events of Default.  An "Event of Default" shall exist hereunder if
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any one or more of the following events shall occur and be continuing:

         (a) Maker shall fail or refuse to pay when due any principal of or interest on this Note or fail to perform any other material agreement of Maker contained herein;

         (b) Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of Maker or of all or a substantial part of Maker's assets, (ii) file a voluntary petition in bankruptcy, admit in writing that Maker is unable to pay Maker's debts as they become due or generally not pay Maker's debts as they become due,
     (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against Maker in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing; or

         (c) An involuntary petition or complaint is filed against Maker seeking bankruptcy or reorganization of Maker or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Maker, or of all or substantially all of Maker's assets, and such petition or complaint shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Maker or appointing a receiver, custodian, trustee, intervenor or liquidator of Maker, or of all or substantially all of Maker's assets.

     Upon the occurrence of any Event of Default or other default hereunder, the holder hereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable; provided that upon the occurrence of any of the Events of Default described in items (b) or (c) above, the entire unpaid balance of principal and accrued interest on this Note shall, without any action by Payee, immediately become due and payable without demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or any other notice, all of which are expressly waived by Maker.

     6.  Notice.  All notices hereunder will be deemed given at the earlier
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of when actually received or three days after being deposited in the United
States mails, return receipt requested, (a) to Payee at 7501B North Capital of Texas Highway, Austin, Texas 78731 (b) to Maker at 54 St. Stephens School Road, Austin Texas 78746.

     7.  Governing Law.  The substantive laws of the State of Texas shall
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govern the validity, Construction, enforcement and interpretation of this Note.
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     8.  Collection Costs.  If this Note is placed in the hands of an attorney
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for collection, or if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, Maker promises to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorneys' fees of the holder hereof.


                                 MAKER:



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                                 Kent A. Savage


                                 SAVAGE INTERESTS, L.P.

                                 By:   K.A. Savage Interests G.P. L.L.C.
                                 Its:  General Partner

                                    By:
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                                    Name:   Kent Savage
                                    Title:  President